Exhibit 99.1

Amcor reports first quarter result and reaffirms outlook for fiscal 2025
Highlights - Three Months Ended September 30, 2024
•Third consecutive quarter of sequential improvement in volume growth;
•Net sales of $3,353 million;
•GAAP Net income of $191 million; GAAP diluted earnings per share (EPS) of 13.2 cps;
•Adjusted EBIT of $365 million, up 3% on a comparable constant currency basis;
•Adjusted EPS of 16.2 cps, up 5% on a comparable constant currency basis; and
•Quarterly dividend increased to 12.75 cents per share.
Fiscal 2025 outlook reaffirmed
•Adjusted EPS of 72-76 cents per share; Adjusted Free Cash Flow of $900-1,000 million.

Amcor delivers another quarter of solid earnings and volume growth; Reaffirms FY25 guidance
Amcor CEO Peter Konieczny said: “Amcor started fiscal 2025 well, with volume growth and customer demand dynamics continuing to improve. Adjusted EPS was up 5%, and our Flexibles and Rigid Packaging businesses each contributed to this solid growth through sequential volume improvement and by maintaining an unwavering focus on managing costs and margin quality. These results are aligned with the expectations we set out in August, which gives us the confidence to reaffirm our guidance for the fiscal year."
“I am pleased with the overall performance trajectory of the business and I am excited about the significant opportunities we have ahead of us to enhance our profitable organic growth profile, continue to build earnings momentum and evolve into an even stronger company than we are today. We have already taken a number of concrete actions to further leverage Amcor’s market leading positions and capabilities and strengthen our ability to generate attractive, sustainable shareholder returns. We also remain committed to disciplined execution against our capital allocation framework and strategy for growth, and will continue to invest in the business, pursue M&A opportunities or repurchase shares, and return cash to shareholders through a compelling and growing dividend.”

Key Financials			Three Months Ended September 30,
GAAP results			2023 $ million	2024 $ million
Net sales			3,443	3,353
Net income attributable to Amcor plc			152	191
EPS (diluted US cents)			10.5	13.2

				Comparable constant currency ∆%
	Three Months Ended September 30,		Reported ∆%
Adjusted non-GAAP results(1)	2023 $ million	2024 $ million
Net sales	3,443	3,353	(3)	(2)
EBITDA	459	466	2	3
EBIT	358	365	2	3
Net income	226	234	3	5
EPS (diluted US cents)	15.6	16.2	3	5
Free Cash Flow	(227)	(395)
(1) Adjusted non-GAAP results exclude items which are not considered representative of ongoing operations. Comparable constant currency ∆% excludes the impact of movements in foreign exchange rates and items affecting comparability. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information” in this release.

Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Shareholder returns
Amcor generates significant annual cash flow and is committed to an investment grade credit rating. We believe that the Company's strong annual cash flow and balance sheet provides capacity to reinvest in the business for organic growth, pursue acquisitions or share repurchases and return cash to shareholders through a compelling and growing dividend.
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 12.75 cents per share (compared with 12.5 cents per share in the same quarter last year). The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 19.19 Australian cents per share, which reflects the quarterly dividend of 12.75 cents per share converted at an AUD:USD average exchange rate of 0.6645 over the five trading days ended October 28, 2024.
The ex-dividend date will be November 20, 2024 for holders of CDIs trading on the ASX and November 21, 2024 for holders of shares trading on the NYSE. For all shareholders the record date will be November 21, 2024 and the payment date will be December 11, 2024.

Financial results - Three Months Ended September 30, 2024
Segment information

	Three Months Ended September 30, 2023				Three Months Ended September 30, 2024
Adjusted non-GAAP results	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)
Flexibles	2,568	322	12.5		2,552	329	12.9
Rigid Packaging	875	62	7.1		801	62	7.7
Other(2)	—	(26)			—	(26)
Total Amcor	3,443	358	10.4	15.0	3,353	365	10.9	14.8
(1) Return on average funds employed includes shareholders' equity and net debt, calculated using a four quarter average and last twelve months adjusted EBIT.
(2) Represents corporate expenses.

Net sales of $3,353 million were 3% lower than last year on a reported basis, including an unfavorable impact of 1% related to the pass through of lower raw material costs of approximately $20 million. Movements in foreign exchange rates had an unfavorable impact on net sales of less than 1% for the quarter.
Volumes were up approximately 2% compared with the same quarter last year, which represents a sequential improvement of 1 percentage point when compared to year over year volume growth in the quarter ended June 30, 2024. As expected, volumes remained soft in healthcare categories and in the North America beverage business, unfavorably impacting overall volumes by approximately 2%. Across the balance of the business, overall volumes were approximately 4% higher than the prior year. Price/mix had an unfavorable impact of approximately 3%, primarily due to lower volumes in high value healthcare categories. On a comparable constant currency basis, net sales were down less than 2% compared with last year.
Adjusted EBIT of $365 million was approximately 3% higher than last year on a comparable constant currency basis. Unfavorable impacts from price/mix were more than offset by higher volumes, continued strong cost performance and benefits from restructuring initiatives. As a result, adjusted EBIT margin also improved to 10.9%, a 50 basis point increase over the prior year.

Flexibles segment	Three Months Ended September 30,		Reported ∆%	Comparable constant currency ∆%
	2023 $ million	2024 $ million
Net sales	2,568	2,552	(1)	(1)
Adjusted EBIT	322	329	2	3
Adjusted EBIT / Sales %	12.5	12.9
Net sales of $2,552 million were 1% lower than last year on a reported basis. Unfavorable movements in foreign exchange rates and favorable impacts related to the pass through of higher raw material costs each had an offsetting impact on net sales of less than 1%.
Volumes improved sequentially and were up approximately 3% compared with the prior year with continued growth across most geographies. As expected, destocking continued in healthcare categories and volumes remained soft, unfavorably impacting overall segment volumes for the quarter by approximately 2%. Across the balance of the Flexibles business, overall volumes were approximately 5% higher than the prior year. Price/mix had an unfavorable impact on net sales of approximately 4%, primarily due to lower volumes in high value healthcare categories. On a comparable constant currency basis net sales were approximately 1% lower than last year.
In North America, net sales declined at low single digit rates driven by unfavorable price/mix, partly offset by low single digit volume growth. Volumes were higher in categories including meat, liquids and fresh & frozen foods categories and this was partly offset by lower volumes in categories including healthcare and home & personal care.
In Europe, net sales declined at low single digit rates driven by unfavorable price/mix, partly offset by mid single digit volume growth. Volumes were higher in the dairy, single serve coffee, meat, home & personal care and ready meal end markets and this was partly offset by lower volumes in categories including healthcare and snacks & confectionary.
Across the Asian region, sales and volumes increased at low single digit rates with growth in India and China, partly offset by lower volumes in the Philippines. In Latin America, net sales and volumes increased at mid single digit rates, largely driven by growth in Brazil and Peru.
Adjusted EBIT of $329 million was 3% higher than last year on a comparable constant currency basis. The positive impact of higher volumes, benefits from restructuring initiatives and continued strong cost performance was partly offset by unfavorable price/mix. Adjusted EBIT margin of 12.9% was 40 basis points higher than the September quarter last year.

Rigid Packaging segment	Three Months Ended September 30,		Reported ∆%	Comparable constant currency ∆%
	2023 $ million	2024 $ million
Net sales	875	801	(8)	(4)
Adjusted EBIT	62	62	—	2
Adjusted EBIT / Sales %	7.1	7.7
Net sales of $801 million were 8% lower than last year on a reported basis, including an unfavorable impact of approximately 1% related to movements in foreign exchange rates and an unfavorable impact of approximately 3% related to the pass through of lower raw material costs of approximately $25 million.
On a comparable constant currency basis, net sales were approximately 4% lower than last year reflecting lower volumes.
In North America, beverage volumes declined at high single digit rates as a result of continued soft consumer and customer demand which was expected. In Latin America, volumes declined at mid single digit rates primarily reflecting lower volumes in Argentina and Colombia, partly offset by growth in Mexico. Across the balance of the Rigid Packaging business volumes were in line with last year.
Adjusted EBIT of $62 million was 2% higher than last year on a comparable constant currency basis, with the impact of lower volumes more than offset by favorable price/mix and benefits from continued cost actions. Adjusted EBIT margin of 7.7% was 60 basis points higher than the September quarter last year.

Net interest and income tax expense
For the three months ended September 30, 2024, net interest expense of $75 million was in line with last year. GAAP income tax expense was $43 million compared with $39 million last year. Adjusted tax expense for the three months ended September 30, 2024 of $54 million was in line with last year. Adjusted tax expense for the three months ended September 30, 2024 represents an effective tax rate of 18.6%, compared with 19.1% in the prior year.

Adjusted Free Cash Flow
For the three months ended September 30, 2024, adjusted free cash outflow was $395 million, compared with an outflow of $227 million last year. The increased outflow mainly reflects the impact of higher inventories to service improving volumes and an expected increase in capital expenditure.
Net debt was $6,872 million at September 30, 2024 and leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 3.5 times. Movements in spot exchange rates had an adverse impact of approximately 0.1 times on leverage at quarter end. Leverage is expected to be at or below 3.0x at June 30, 2025.

Fiscal 2025 Guidance reaffirmed
For the twelve month period ending June 30, 2025, the Company continues to expect:
•Adjusted EPS of approximately 72 to 76 cents per share, which represents comparable constant currency growth of 3% to 8% (includes approximately 4% headwind related to normalization of incentive compensation payments) compared with 70.2 cents per share in fiscal 2024.
•Assuming current exchange rates prevail through fiscal 2025, movements in exchange rates are not expected to have a material impact on reported EPS.
•Adjusted Free Cash Flow of approximately $900 million to $1,000 million.
Amcor's guidance contemplates a range of factors which create a degree of uncertainty and complexity when estimating future financial results. Further information can be found under 'Cautionary Statement Regarding Forward-Looking Statements' in this release.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Thursday October 31, 2024 at 5:30pm US Eastern Daylight Time / Friday November 1, 2024 at 8:30am Australian Eastern Daylight Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID : 2990465
•USA: 800 715 9871 (toll free)
•USA: 646 307 1963 (local)
•Australia: 1800 519 630 (toll free), 02 9133 7103 (local)
•United Kingdom: 0800 358 0970 (toll free), 020 3433 3846 (local)
•Singapore: +65 3159 5133 (local)
•Hong Kong: +852 3002 3410 (local)
From all other countries, the call can be accessed by dialing +1 646 307 1963 (toll).
A replay of the webcast will also be available in the 'Investors" section at www.amcor.com following the call.

About Amcor
Amcor is a global leader in developing and producing responsible packaging solutions across a variety of materials for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect products, differentiate brands, and improve supply chains. The Company offers a range of innovative, differentiating flexible and rigid packaging, specialty cartons, closures and services. The company is focused on making packaging that is increasingly recyclable, reusable, lighter weight and made using an increasing amount of recycled content. In fiscal year 2024, 41,000 Amcor people generated $13.6 billion in annual sales from operations that span 212 locations in 40 countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I YouTube

Contact Information

Investors
Tracey Whitehead	Damien Bird	Damon Wright
Global Head of Investor Relations	Vice President Investor Relations Asia Pacific	Vice President Investor Relations North America
Amcor	Amcor	Amcor
+61 408 037 590	+61 481 900 499	+1 224 313 7141
tracey.whitehead@amcor.com	damien.bird@amcor.com	damon.wright@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Julie Liedtke
Managing Director	Head of Global Communications	Director, Media Relations
Sodali & Co	Amcor	Amcor
+61 448 881 174	+41 78 698 69 40	+1 847 204 2319
james.strong@sodali.com	ernesto.duran@amcor.com	julie.liedtke@amcor.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,” “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” "commit," “estimate,” “potential,” "ambitions," “outlook,” or “continue,” the negative of these words, other terms of similar meaning, or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Neither Amcor nor any of its respective directors, executive officers, or advisors, provide any representation, assurance, or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: changes in consumer demand patterns and customer requirements in numerous industries; the loss of key customers, a reduction in their production requirements, or consolidation among key customers; significant competition in the industries and regions in which we operate; an inability to expand our current business effectively through either organic growth, including product innovation, investments, or acquisitions; challenging global economic conditions; impacts of operating internationally; price fluctuations or shortages in the availability of raw materials, energy, and other inputs which could adversely affect our business; production, supply, and other commercial risks, including counterparty credit risks, which may be exacerbated in times of economic volatility; pandemics, epidemics, or other disease outbreaks; an inability to attract and retain our global executive team and skilled workforce and manage key transitions; labor disputes and an inability to renew collective bargaining agreements at acceptable terms; physical impacts of climate change; cybersecurity risks, which could disrupt our operations or risk of loss of our sensitive business information; failures or disruptions in our information technology systems which could disrupt our operations, compromise customer, employee, supplier, and other data; a significant increase in our indebtedness or a downgrade in our credit rating could reduce our operating flexibility and increase our borrowing costs and negatively affect our financial condition and results of operations; rising interest rates that increase our borrowing costs on our variable rate indebtedness and could have other negative impacts; foreign exchange rate risk; a significant write-down of goodwill and/or other intangible assets; a failure to maintain an effective system of internal control over financial reporting; an inability of our insurance policies, including our use of a captive insurance company, to provide adequate protection against all of the risks we face; an inability to defend our intellectual property rights or intellectual property infringement claims against us; litigation, including product liability claims or litigation related to Environmental, Social, and Governance ("ESG"), matters or regulatory developments; increasing scrutiny and changing expectations from investors, customers, suppliers, and governments with respect to our ESG practices and commitments resulting in additional costs or exposure to additional risks; changing ESG government regulations including climate-related rules; changing environmental, health, and safety laws; changes in tax laws or changes in our geographic mix of earnings; and other risks and uncertainties are supplemented by those identified from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including without limitation, those described under Part I, "Item 1A - Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and as updated by our quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBITDA and EBITDA (calculated as earnings before interest and tax and depreciation and amortization), adjusted EBIT and EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. Note that while amortization of acquired intangible assets is excluded from non-GAAP adjusted financial measures, the revenue of the acquired entities and all other expenses unless otherwise stated, are reflected in our non-GAAP financial performance earnings measures. While not all inclusive, examples of these items include: material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to restructuring plans; material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries; changes in the fair value of economic hedging instruments on commercial paper and contingent purchase consideration; significant pension settlements; impairments in goodwill and equity method investments; material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, and integration costs; material purchase accounting adjustments for inventory; amortization of acquired intangible assets from business combination; gains or losses on significant property and divestitures and significant property and other impairments, net of insurance recovery; certain regulatory and legal matters; impacts from highly inflationary accounting; expenses related to the Company's Chief Executive Officer transition; and impacts related to the Russia-Ukraine conflict.
Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability. While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to disposed, or ceased operations. Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.
Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s Board of Directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort.  These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, and certain tax related events. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.
Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from November 20, 2024 to November 21, 2024 inclusive.

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,
($ million)	2023	2024
Net sales	3,443	3,353
Cost of sales	(2,798)	(2,694)
Gross profit	645	659
Selling, general, and administrative expenses	(302)	(315)
Research and development expenses	(27)	(28)
Restructuring and related expenses, net	(28)	(6)
Other income/(expenses), net	(18)	2
Operating income	270	312
Interest expense, net	(75)	(75)
Other non-operating expenses, net	(1)	(1)
Income before income taxes and equity in loss of affiliated companies	194	236
Income tax expense	(39)	(43)
Equity in loss of affiliated companies, net of tax	(1)	—
Net income	154	193
Net income attributable to non-controlling interests	(2)	(2)
Net income attributable to Amcor plc	152	191
USD:EUR average FX rate	0.9189	0.9105

Basic earnings per share attributable to Amcor	0.105	0.132
Diluted earnings per share attributable to Amcor	0.105	0.132
Weighted average number of shares outstanding – Basic	1,439	1,440
Weighted average number of shares outstanding – Diluted	1,439	1,444

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
($ million)	2023	2024
Net income	154	193
Depreciation, amortization and impairment	149	141
Changes in operating assets and liabilities, excluding effect of acquisitions, divestitures, and currency	(490)	(631)
Other non-cash items	52	28
Net cash used in operating activities	(135)	(269)
Purchase of property, plant and equipment and other intangible assets	(124)	(145)
Proceeds from sales of property, plant and equipment and other intangible assets	4	1
Business acquisitions and investments in affiliated companies, and other	(22)	(11)
Net debt proceeds	396	454
Dividends paid	(176)	(180)
Share buyback/cancellations	(30)	—
Purchase of treasury shares, proceeds from issuance of shares and tax withholdings for share-based incentive plans	(46)	(34)
Other, including effect of exchange rate on cash and cash equivalents	(32)	28
Net decrease in cash and cash equivalents	(165)	(156)
Cash and cash equivalents balance at beginning of the year	689	588
Cash and cash equivalents balance at end of the period	524	432

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2024	September 30, 2024
Cash and cash equivalents	588	432
Trade receivables, net	1,846	1,973
Inventories, net	2,031	2,228
Property, plant, and equipment, net	3,763	3,854
Goodwill and other intangible assets, net	6,736	6,753
Other assets	1,560	1,670
Total assets	16,524	16,910
Trade payables	2,580	2,380
Short-term debt and current portion of long-term debt	96	128
Long-term debt, less current portion	6,603	7,176
Accruals and other liabilities	3,292	3,233
Shareholders' equity	3,953	3,993
Total liabilities and shareholders' equity	16,524	16,910

Components of Fiscal 2025 Net Sales growth

	Three Months Ended September 30,
($ million)	Flexibles	Rigid Packaging	Total
Net sales fiscal 2025	2,552	801	3,353
Net sales fiscal 2024	2,568	875	3,443
Reported Growth %	(1)	(8)	(3)
FX %	—	(1)	—
Constant Currency Growth %	(1)	(7)	(3)
RM Pass Through %	—	(3)	(1)
Items affecting comparability %	—	—	—
Comparable Constant Currency Growth %	(1)	(4)	(2)
Acquired operations %	—	—	—
Organic Growth %	(1)	(4)	(2)
Volume %	3	(4)	2
Price/Mix %	(4)	—	(3)

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation, and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, Earnings per share (EPS) and Adjusted Free Cash Flow

	Three Months Ended September 30, 2023				Three Months Ended September 30, 2024
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)
Net income attributable to Amcor	152	152	152	10.5	191	191	191	13.2
Net income attributable to non-controlling interests	2	2			2	2
Tax expense	39	39			43	43
Interest expense, net	75	75			75	75
Depreciation and amortization	142				140
EBITDA, EBIT, Net income, and EPS	410	268	152	10.5	451	311	191	13.2
Impact of highly inflationary accounting	17	17	17	1.2	2	2	2	0.1
Restructuring and related expenses, net(2)	28	28	28	1.9	6	6	6	0.4
Other	4	4	4	0.2	7	7	7	0.4
Amortization of acquired intangibles(3)		41	41	2.8		39	39	2.8
Tax effect of above items			(16)	(1.1)			(11)	(0.7)
Adjusted EBITDA, EBIT, Net income and EPS	459	358	226	15.6	466	365	234	16.2
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					2	2	3	3
% items affecting comparability					—	—	—	—
% currency impact					1	1	2	2
% comparable constant currency growth					3	3	5	5
Adjusted EBITDA	459				466
Interest paid, net	(47)				(36)
Income tax paid	(53)				(75)
Purchase of property, plant and equipment and other intangible assets	(124)				(145)
Proceeds from sales of property, plant and equipment and other intangible assets	4				1
Movement in working capital	(459)				(586)
Other	(7)				(20)
Adjusted Free Cash Flow	(227)				(395)

(1) Calculation of diluted EPS for the three months ended September 30, 2024 excludes net income attributable to shares to be repurchased under forward contracts of $1 million. Calculation of diluted EPS for the three months ended September 30, 2023 excludes net income attributable to shares to be repurchased under forward contracts of $1 million.
(2) Includes incremental restructuring and related expenses attributable to group wide initiatives to partly offset divested earnings from the Russian business.
(3) Amortization of acquired intangible assets from business combinations.

Reconciliation of adjusted EBIT by reportable segment

	Three Months Ended September 30, 2023				Three Months Ended September 30, 2024
($ million)	Flexibles	Rigid Packaging	Other	Total	Flexibles	Rigid Packaging	Other	Total
Net income attributable to Amcor				152				191
Net income attributable to non-controlling interests				2				2
Tax expense				39				43
Interest expense, net				75				75
EBIT	256	40	(28)	268	280	59	(28)	311
Impact of highly inflationary accounting	—	17	—	17	—	2	—	2
Restructuring and related expenses, net(1)	24	4	—	28	6	—	—	6
Other	2	—	2	4	6	—	1	7
Amortization of acquired intangibles(2)	40	1	—	41	37	1	1	39
Adjusted EBIT	322	62	(26)	358	329	62	(26)	365
Adjusted EBIT / sales %	12.5%	7.1%		10.4%	12.9%	7.7%		10.9%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					2	—	—	2
% items affecting comparability					—	—	—	—
% currency impact					1	2	—	1
% comparable constant currency					3	2	—	3
(1) Includes incremental restructuring and related expenses attributable to group wide initiatives to partly offset divested earnings from the Russian business.
(2) Amortization of acquired intangible assets from business combinations.

Reconciliation of net debt

($ million)	June 30, 2024	September 30, 2024
Cash and cash equivalents	(588)	(432)
Short-term debt	84	115
Current portion of long-term debt	12	13
Long-term debt, less current portion	6,603	7,176
Net debt	6,111	6,872